NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES CLOSING OF ACQUISITION OF MARCELLUS SHALE PROPERTIES

Houston, Texas – May 17, 2013...Southwestern Energy Company (NYSE: SWN) announced today that it has closed its recently announced acquisition of approximately 162,000 net acres in the Marcellus Shale in Pennsylvania. The properties were acquired from Chesapeake Energy Corporation (NYSE: CHK) and its partner for approximately $93 million, excluding purchase price adjustments. Southwestern has financed the acquisition with its revolving credit facility.

Southwestern Energy Company is an independent energy company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	R. Craig Owen	Brad D. Sylvester, CFA
	Senior Vice President	Vice President, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-2808

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